Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Emmis Communications Corporation 2004 Equity Compensation Plan of our report dated April 14, 2004 (except Note 15, as to which the date is May 10, 2004), with respect to the consolidated financial statements of Emmis Communications Corporation and to the consolidated financial statements of Emmis Operating Company included in their Annual Report (Form 10-K) for the year ended February 29, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
June 29, 2004